GRANT NOTICE
Performance Stock Units—ROTCE/TSR Rank
[Participant Name]

Grant Date:	__________ __, 2025	Governing Plan:	2021 Incentive Plan
Target Number of PSUs Granted:		ROTCE Performance Period:	Three-year period 2025 thru 2027
Vesting Date:	May 12, 2028	TSR Start Date:	First trading day of 2025
		TSR End Date:	Last trading day of 2027
You have been granted Performance Stock Units (PSUs) of First Horizon Corporation (“FH”). This award of PSUs is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan and by administrative policies, practices, and procedures (“Procedures”) of the Compensation Committee of FH’s board of directors that are in effect during the performance and service vesting periods. Also, this award is subject to the terms and restrictions of FH’s stock ownership guidelines and two policies (collectively, the “Policy”) as in effect during the vesting period: the Compensation Recovery Policy and, to the extent applicable to this award and to you, the Erroneously Awarded Compensation Recovery Policy. Amendments to any of those documents after the Grant Date may apply to this award.
No part of this award is earned until that part vests. PSUs that have not been forfeited prior to the Vesting Date will satisfy the performance requirement of this award based on the extent to which the performance goals are achieved during the ROTCE Performance Period, all as set forth in Exhibit A to this Notice. Performance for this award in Exhibit A is based on FH’s ranking of average annual return on tangible common equity (“A-ROTCE rank”), adjusted as provided in Exhibit A, relative to peers’ average annual return on tangible common equity in the ROTCE Performance Period, modified by FH’s ranking of its TSR (“TSR rank”) relative to peers’ TSR measured from the TSR Start Date to the TSR End Date. As provided in Exhibit A, FH’s TSR Start Value will be the Fair Market Value on the TSR Start Date, and FH’s ending value will be the Fair Market Value ending on the TSR End Date. The target number of PSUs granted is the number that would be paid if A-ROTCE rank and TSR rank both are achieved at the median rank. Higher rank would result in a higher amount paid; a lesser number would be paid if a lesser rank is achieved; and, all PSUs would forfeit if the minimum A-ROTCE rank in Exhibit A (the bottom of the third quartile) is not achieved. The overall performance percentage is the product of the A-ROTCE and TSR outcomes expressed as percentages. The Committee will make appropriate adjustments of FH accounting numbers so that results are comparable across periods and will make final determinations of performance achievement and any final adjustments, all as provided or permitted by Committee action and the Governing Plan.
PSUs that do not vest as a result of a failure to achieve A-ROTCE minimum performance level, as determined by the Committee, are forfeited automatically.
This award also is subject to possible reduction or forfeiture in advance of vesting in accordance with the Governing Plan, the Procedures, and the Policy. As of the Grant Date, the Procedures provide (among other things) that: (a) forfeiture generally will occur immediately upon termination of employment—you must remain continuously employed by FH or one of its subsidiaries through the close of business on the Vesting Date; but (b) if your termination of employment occurs because of your death or permanent disability, forfeiture will be avoided and service vesting will be accelerated and (c) if your termination occurs because of approved retirement, forfeiture will be avoided, and this award will receive Continued Vesting treatment, in whole or part to the extent the approval so provides. The Committee or its delegate will document death or determine whether disability or retirement status has been achieved and, as applicable, apply pro-rationing. Payment of your PSU award may be suspended pending any such determinations and approvals. Acceleration of service vesting, or waiver of further service, does not satisfy the performance requirement of this award; the performance requirement will continue in effect unless explicitly waived by the Committee in writing.
To be considered for retirement approval, you must be either (i) at least age 65 with at least 5 years of service, or (ii) at least age 55 with at least 15 years of service.
Retirement treatment must be approved by the Committee; the Committee may impose conditions to receiving such treatment; and the Committee may deviate from zero forfeiture or ordinary Continued Vesting typically being implemented at that time. The general requirements to approve retirement are described in the Procedures.
Other forfeiture provisions apply to this PSU award. Currently the Governing Plan and Policy provide for forfeiture of this award or recovery of amounts paid if you engage in certain types of misconduct or if performance data is materially false or misleading and you are substantially responsible for its accuracy. This award is subject to forfeiture or recovery to the extent required by applicable capital conservation rules or other regulatory

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requirements. Also, this award will be forfeited, or if already vested you must pay in cash to FH the gross pre-tax value of this award measured at vesting, if during the restriction period applicable to this award: (1) you are terminated for Cause as defined in the Governing Plan; or (2) you, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, hire, or encourage any person who is then an employee or customer of FH or any and all of its subsidiaries or affiliates to leave the employment of, or to end, diminish, or move any of his, her, or its accounts or relationships with, FH or any and all of its subsidiaries or affiliates. The restrictions in (2) apply only to employees who work in, and to customers which reside in or have a place of business in, one or more of the counties and parishes that comprise the “Territory” applicable to the year in which the Grant Date falls. A list of the counties and parishes that comprise the Territory for this award has been made available to you at the time you accept this award, and is available to you at any time on request (see the final paragraph of this notice). The restriction period for this award begins on the Grant Date and ends on the second anniversary of the Vesting Date. By accepting this PSU award, you acknowledge that FH may reduce or offset other amounts owed to you, including but not limited to wages, bonuses, or commissions owed, among other things, to satisfy any repayment obligation.
The Committee reserves the right, in its sole discretion, to waive forfeiture or accelerate vesting in whole or part. You have no right to any such discretionary waiver or acceleration. If a request for a waiver were granted, only the units not covered by the waiver would forfeit.
This award is governed by the substantive laws of Tennessee, without regard to conflicts of laws principles. To the extent applicable to this award and to you, the forfeiture and recovery provisions of this award, and of the Policy and Procedures, may be limited by the laws of another state associated with where you live or work. If a court of competent jurisdiction determines that any of those provisions is unlawful or prohibited by law as applied to this particular award, then those provisions shall be deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provision to the maximum extent possible, consistent with applicable state law as applied to this award and to you.
PSUs are not shares of stock, have no voting rights, and are not transferable. If explicitly permitted by the Committee and FH, you may make a beneficiary designation that will direct FH to treat your beneficiary as the owner of this award after you die. Any such designation, if permitted at all, will be effective only if done in compliance with the Procedures and the rules of FH’s administrative vendor for stock awards in effect at the time of designation. Also, the effectiveness of designations will be subject to all conditions and limitations contained in the Procedures and in the rules of that vendor in effect at the time of your death.
Each PSU that vests will result in one share of FH common stock being issued to you, subject to withholding for taxes. Subject to provisions of the Governing Plan, the Committee may choose to pay all or a portion of vested PSUs in cash, based on the Fair Market Value of FH common stock on the Vesting Date.
Your PSUs will accrue cash dividend equivalents to the extent cash dividends are paid on common shares prior to vesting. From the Grant Date until the Vesting Date, dividend equivalents accumulate (without interest) as if each PSU were an outstanding share. To the extent that PSUs vest, the accumulated dividend equivalents associated with those PSUs will be paid in cash shortly after vesting. Dividend equivalents associated with forfeited PSUs likewise are forfeited.
The number of PSUs will be adjusted proportionately in the event of a stock split or a common stock dividend to avoid any enlargement or dilution of value. Subject to the Governing Plan and Procedures, in each such adjustment PSUs will be rounded down to the nearest whole unit; any fractional PSU will be disregarded.
If within two years after vesting FH discovers an error in any amount vested or paid which, had it been known, would have resulted in a change in the amount of 5% or more: if the error favored FH, FH will pay you the difference in shares, subject to applicable taxes; or, if the error favored you, FH will reduce your shares and dividend equivalents by an amount equal to the pre-tax difference or, if this award already has been paid to you, will require you to repay the pre-tax difference to FH in cash.
This award is not fully vested until the performance and service requirements both are fulfilled. Performance vesting will occur when the Committee makes a final determination of the extent (measured as a percentage of Target) to which the combined performance goals of this award are achieved, as provided above and in Exhibit A. Service vesting—fulfillment of the requirement that you remain continuously employed with FH—will occur on the Vesting Date.
If a Change in Control occurs and you experience a Qualifying Termination (all as defined in the Governing Plan), then vesting and payment will be accelerated as provided in the Plan. The amount paid will be, without pro-rationing: (a) the Target number of PSUs, if the Change in Control occurs before the end of the ROTCE Performance Period or the Committee is unable, for any other reason, to fairly determine actual performance results; or (b) the greater of the Target number of PSUs, or the number determined by the Committee based partly on actual A-ROTCE performance results and partly by assuming TSR rank performance of 100%,results, if the

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Change in Control occurs after the end of the ROTCE Performance Period and before the Vesting Date and if the Committee determines that it can fairly determine actual performance results. In the case of (b), payment may be reasonably delayed to allow the Committee to obtain information necessary to make its determinations.
If a Change in Control occurs before the end of the ROTCE Performance Period and there is no Qualifying Termination, then this award may be modified, converted, or canceled by the Committee or otherwise without your consent. The Committee is permitted to exercise discretion in a Change in Control situation in different ways for different persons, and in different ways for different awards; however, in all cases the Committee will seek in good faith to avoid any significant diminishment or enlargement of value measured at the time of the Change in Control. The following two Change in Control scenarios, (A) and (B), illustrate the Committee’s power in various situations. The scenarios illustrate possible outcomes; they do not limit the Committee’s authority. In these scenarios the “Deal Value” of an FH common share is, as applicable, the dollar value per FH share paid to FH shareholders in the Change in Control transaction or the dollar value per FH share of the consideration received by FH shareholders in the Change in Control transaction, measured at the time the Change in Control is consummated.
(A) If a Change in Control occurs before the end of the ROTCE Performance Period, the Committee may cancel this award in exchange for the pro-rated dollar value at that time of the Target number of PSUs, with pro-rationing based on the portion of the ROTCE Performance Period occurring prior to the Change in Control. If so cancelled, the performance goals would be waived with performance presumed at 100% of Target, and all vesting and payment would be accelerated. In that case the pro-rated number of FH shares would be paid or credited (subject to withholding taxes) to you shortly or immediately before consummation of the Change in Control transaction so that your award shares will be outstanding at the time of consummation or, alternatively, payment will be made to you in cash at the Deal Value of the pro-rated Target-level award shares.
(B) If a Change in Control occurs before the TSR End Date, if FH shares cease to be publicly traded as a result of the Change in Control, and if vesting of this award is not accelerated prior to cessation of public trading, then in that case FH agrees to do at least one of the following, in all cases as determined by the Committee in its discretion: (i) convert the potential FH shares covered by this award into shares of the acquiring or surviving company based on the conversion or exchange rate provided in the Change in
Control transaction, and modify the A-ROTCE performance goal so as provide you with an opportunity to achieve performance based on A-ROTCE rank of the surviving or acquiring company or some other appropriate performance measure based on ROTCE, with TSR performance conclusively assumed to be 100%; or (ii) presume satisfaction of all performance goals at 100% of Target, and convert the FH shares which would have been paid at 100% performance into either (1) a dollar amount equal to the Deal Value of those shares, which dollar amount would not accrue interest, or (2) a number of share units of the acquiring or surviving company based on the conversion or exchange rate provided in the Change in Control transaction. In either case under this scenario, this award would continue to require your service through the Vesting Date.
The discretion provided to the Committee in the foregoing provisions is subordinate to any requirement of the Governing Plan applicable to this award. If, before or after the Grant Date, you and FH enter into a written contract explicitly providing for the treatment of this award in connection with your termination or a Change in Control, the provisions of this award are subordinate to those explicit contractual provisions.
This award, if paid, will result in taxable income for you. Your withholding and other taxes will depend upon FH’s stock value on the Vesting Date and the amount of dividend equivalents paid to you. As of the Grant Date, the Procedures provide that FH will withhold shares and cash at vesting in the amount necessary to cover your withholding taxes; however, the Procedures may be changed at any time.
You are not permitted to make any election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the PSUs this year. If you make a Section 83(b) election, this award will forfeit.
FH reserves the right to defer payment of PSUs if payment would be non-deductible by FH and if deferral is reasonably expected to result in deductibility..
Questions about your PSU award?
Important information concerning the Governing Plan and this PSU award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Plan or prospectus at any time. If you have questions about your award or need a copy of the Governing Plan, related prospectus, or current Procedures, please contact Fidelity Investment’s Executive Relationship Officer at ___________. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.

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